EXHIBIT 99.1

For further information contact
John S. Weatherly, CFO 1-800-451-1294

FOR IMMEDIATE RELEASE

Callon Petroleum Company Announces 2005 Capital Budget
And Provides Operations Update

     Natchez, MS (December 3, 2004)—Callon Petroleum Company (NYSE: CPE/CPE.PrA) announced today that its Board of Directors has approved a 2005 capital expenditure budget of $80 million, an increase of 23% from the 2004 capital expenditure budget of $65 million. The company anticipates that cash flow generated during 2005 will fully fund this budget.

     “The important thing to note about the 2005 budget is that reserve additive spending has been increased by 173%, from $22 million in 2004 to $60 million in 2005,” explains Fred L. Callon, Chairman and CEO. “During 2005, we anticipate drilling three Gulf of Mexico deepwater prospects, including two in the area of our Medusa Field. In addition, we have already identified 14 prospects elsewhere in the Gulf of Mexico region to be drilled.”

     Regarding recent Gulf of Mexico shelf exploration activities, Callon’s North Padre Island Block 913 #1 exploratory well was drilled to a vertical depth of 8,082 feet and found apparent natural gas pay in multiple intervals. Currently, the well is being completed and will be tied back to existing infrastructure on a nearby block. Production is expected during the third quarter of 2005. Callon is the operator and owns a 50% working interest.

     At High Island Block 119, a 2004 second-quarter discovery, the A-1 and A-2 wells are producing at a combined rate of 45 million cubic feet of natural gas and 700 barrels of condensate per day. The A-3 well currently is being drilled, targeting additional reserves in a separate fault block.

     Callon Petroleum Company has been engaged in the exploration, development, acquisition and production of oil and gas in the Gulf Coast region since 1950. Callon’s properties and operations are geographically concentrated in the offshore waters of the Gulf of Mexico.

     This news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors.

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